EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT C:
  Attachment to item 77H: Changes in control of Registrant.

EXHIBIT D:
  Attachment to item 77Q1: New Investment Advisory Agreement
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EXHIBIT A:
To the Shareholders and
Board of Trustees of
Driehaus Mutual Funds:

In planning and performing our audit of the financial statements of Driehaus Mutual Funds comprising of the Driehaus International Discovery Fund, and the Driehaus Emerging Markets Growth Fund, for the year ended December 31, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Driehaus Mutual Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk of misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2003.

This report is intended solely for the information and use of management and the Board of Trustees of Driehaus Mutual Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

KPMG
Chicago, Illinois
February 20, 2004


EXHIBIT B:
Shareholder Meeting Results

Special Meetings of Shareholders of the Driehaus
International Growth Fund, the Driehaus European
Opportunity Fund and the Driehaus Asia Pacific Growth Fund
(each a "Selling Fund" and collectively, the "Selling
Funds") were held on September 12, 2003. The following proposal was voted on by the shareholders of each Selling
Fund (the resulting votes are presented below):

Proposal: 	To approve an Agreement and Plan of
Reorganization providing for the transfer of all of the assets and liabilities of: (a) Driehaus
International Growth Fund to Driehaus
International Discovery Fund; (b) Driehaus
European Opportunity Fund to Driehaus
International Discovery Fund; and (c) Driehaus
Asia Pacific Growth Fund to Driehaus Emerging
Markets Growth Fund; in exchange for shares of Driehaus International Discovery Fund, Driehaus
International Discovery Fund and Driehaus
Emerging Markets Growth Fund, respectively. The shares so received will be distributed to shareholders of the applicable Selling Fund and the Selling Fund will be terminated as soon as practicable thereafter. These actions are referred to as a "Reorganization."

FUND                         AFFIRMATIVE         AGAINST          ABSTAIN

Driehaus International
Growth Fund                  9,612,490.529     339,005.572           0

Driehaus European
Opportunity Fund               650,676.461      34,486.776      2,549.622

Driehaus Asia Pacific
Growth Fund                    836,211.192       9,982.508      1,661.000



EXHIBIT C:
Response to N-SAR Sub-Item 77H: Changes in Control of Registrant

(a) Acquisition of Control

DRIEHAUS INTERNATIONAL DISCOVERY FUND

NAME OF SHAREHOLDER:
National Financial Services Corp.

DATE(S):
09/29/2003

DESCRIPTION OF TRANSACTION:
Transfer of shares due to Fund Merger

PERCENTAGE OF SECURITIES OWNED (AS OF DECEMBER 31, 2003):
29.36%


DRIEHAUS EMERGING MARKETS GROWTH FUND

NAME OF SHAREHOLDER:
Charles Schwab & Co. Inc.

DATE(S):
09/29/2003

DESCRIPTION OF TRANSACTION:
Transfer of shares due to Fund Merger

PERCENTAGE OF SECURITIES OWNED (AS OF DECEMBER 31, 2003):
28.39%


(b) Cessation of Control

As a result of the transactions described below, the following persons ceased to be a controlling person of the Funds noted.

DRIEHAUS INTERNATIONAL GROWTH FUND

NAME OF SHAREHOLDER:
National Financial Services Corp.

DATE(S):
09/29/2003

DESCRIPTION OF TRANSACTION:
Transfer of shares due to Fund Merger

PERCENTAGE OF SECURITIES OWNED (AS OF DECEMBER 31, 2003):
0.00%



EXHIBIT D:
                                                  Dated: 6/4/96 as
                                                   amended 9/25/96,
                                                           11/9/98,
                                                          12/21/98
                                                       and 5/19/03
                 AMENDED AND RESTATED BY-LAWS
                             OF
                     DRIEHAUS MUTUAL FUNDS

Section 1.  Agreement and Declaration of Trust and Principal Office

1.1 Agreement and Declaration of Trust. These By-Laws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the "Declaration of Trust"), of Driehaus Mutual Funds, a Delaware business trust established by the Declaration of Trust (the "Trust").
1.2 Principal Office of the Trust. The principal office of the Trust shall be located at 25 East Erie Street, Chicago, Illinois 60611.

Section 2.  Shareholders

2.1 Shareholder Meetings. A meeting of the shareholders of the Trust or of any one or more series of shares may be called at any time by the Trustees, by the president or, if the Trustees and the president shall fail to call any meeting of shareholders for a period of 30 days after written application of one or more shareholders who hold at least 10% of all outstanding shares of the Trust, if shareholders of all series are required under the Declaration of Trust to vote in the aggregate and not by individual series at such meeting, or of any series, if shareholders of such series are entitled under the Declaration of Trust to vote by individual series at such meeting, then such shareholders may call such meeting. If the meeting is a meeting of the shareholders of one or more series, but not a meeting of all shareholders of the Trust, then only the shareholders of such one or more series shall be entitled to notice of and to vote at the meeting. Each call of a meeting shall state the place, date, hour and purposes of the meeting.
2.2 Place of Meetings. All meetings of the shareholders shall be held at the principal office of the Trust or at such other place within the United States as shall be designated by the Trustees or the president of the Trust.
2.3 Notice of Meetings. Notice of each meeting of shareholders, stating the place, date and hour and the purposes of the meeting, shall be given at least seven days before the meeting to each shareholder entitled to vote thereat by leaving such notice with him or her or at his or her residence or usual place of business or by mailing it, postage prepaid, or by electronic mail, or by posting on the internet with notice by postal mail or electronic mail or by any other electronic method of document transfer, to each shareholder at his or her address or other designated destination, including, but not limited to, the shareholder's postal mailing or e-mail address as it appears in the records of the Trust. Such notice shall be given by the secretary or an assistant secretary or by an officer designated by the Trustees. No notice of any meeting of shareholders need be given to a shareholder if a written waiver of notice, executed before or after the meeting by such shareholder or his or her attorney thereunto duly authorized, is filed with the records of the meeting.
2.4 Ballots. No ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.
2.5 Proxies. Shareholders entitled to vote may vote either in person or by proxy in writing dated not more than six months before the meeting named therein, which proxies shall be filed with the secretary or other person responsible to record the proceedings of the meeting before being voted. The placing of a shareholder's name on a proxy pursuant to telephonic, electronically or otherwise transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder. Unless otherwise specifically limited by their terms, such proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting.
2.6 Quorum. Holders of one-third of the shares of the Trust (or series or class thereof), present in person or by proxy, shall constitute a quorum for the transaction of any business of the Trust (or series or class thereof), except as otherwise may be required by the Investment Company Act of 1940 or other applicable law or by the Declaration of Trust or these By-Laws of the Trust.

Section 3.  Trustees

3.1 Committees and Advisory Board. The Trustees may appoint from their number an executive committee and other committees. Except as the Trustees may otherwise determine, and subject to the provisions of the Declaration of Trust, any such committee may make rules for conduct of its business. The Trustees may appoint an advisory board to consist of not less than one nor more than five members. The members of the advisory board shall be compensated in such manner as the Trustees may determine and shall confer with and advise the Trustees regarding the investments and other affairs of the Trust. Each member of the advisory board shall hold office until the first meeting of the Trustees following the next meeting of the shareholders and until his or her successor is elected and qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified, or until the advisory board is sooner abolished by the Trustees.
3.2 Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.
3.3 Special Meetings. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting, when called by the president or the treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the secretary or an assistant secretary or by the officer or one of the Trustees calling the meeting.
3.4 Notice. It shall be sufficient notice to a Trustee to send notice by mail or electronic transmission at least seventy-two hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.
3.5 Quorum. At any meeting of the Trustees one-third of the Trustees then in office shall constitute a quorum; provided, however, a quorum shall not be less than two (except at such time as there is only one Trustee). Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

Section 4.  Officers and Agents

4.1 Enumeration; Qualification. The officers of the Trust shall be a president, a vice president, a treasurer, a secretary and such other officers, if any, as the Trustees from time to time may in their discretion elect or appoint. The Trust may also have such agents, if any, as the Trustees from time to time may in their discretion appoint. Any officer may be but none need be a Trustee or shareholder. Any two or more offices may be held by the same person.
4.2 Powers. Subject to the other provisions of these By-Laws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to his or her office as if the Trust were organized as a Delaware business corporation and such other duties and powers as the Trustees may from time to time designate, including without limitation the power to make purchases and sales of portfolio securities of the Trust pursuant to recommendations of the Trust's investment adviser in accordance with the policies and objectives of the Trust set forth in its prospectus and with such general or specific instructions as the Trustees may from time to time have issued.
4.3 Election. The president, the vice president, the treasurer and the secretary shall be elected annually by the Trustees. Other officers, if any, may be elected or appointed by the Trustees at any time.
4.4 Tenure. The president, the vice president, the treasurer and the secretary shall hold office until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each other officer shall hold office at the pleasure of the Trustee. Each agent shall retain his or her authority at the pleasure of the Trustees.
4.5 President. The president shall be the chief executive officer of the Trust. Subject to the control of the Board of Trustees, the president shall in general supervise the business and affairs of the Trust and shall see that the resolutions and directions of the Board of Trustees are carried into effect except when that responsibility is specifically assigned to some other person by the Board of Trustees. In general, the president shall perform all duties incident to the office of President and such other duties as from time to time may be prescribed by the Board of Trustees. The president shall preside at all meetings of the shareholders and of the Trustees at which he or she is present, except as otherwise voted by the Trustees.
4.6 Vice President. In the absence of the president or in the event of his inability or refusal to act, the vice president shall perform the duties of the president. The vice president shall perform such other duties as from time to time may be prescribed by the president or the Board of Trustees.
4.7 Treasurer and Assistant Treasurer. Subject to any arrangement made by the Trustees with a bank or trust company or other organization as custodian or transfer or shareholder services agent, the treasurer shall be in charge of the Trust's valuable papers and shall keep or cause to be kept correct and complete books and records of account. The treasurer shall keep such records of the financial transactions of the Trust as the Board of Trustees shall prescribe. The treasurer shall have power to sign all certificates for shares of beneficial interest, if authorized by the Trustees, and shall perform such other duties as from time to time may be prescribed by the president or the Board of Trustees. Any assistant treasurer shall have such duties and powers as shall be designated from time to time by the Trustees.
4.8 Secretary and Assistant Secretary. The secretary shall record all proceedings of the shareholders and the Trustees in books to be kept therefor, which books shall be kept at the principal office of the Trust. In the absence of the secretary from any meeting of shareholders or Trustees, an assistant secretary, or if there be none or he or she is absent, a temporary clerk chosen at the meeting, shall record the proceedings thereof in the aforesaid books.

Section 5.  Resignations and Removals

Any Trustee, officer or advisory board member may resign at any time by delivering his or her resignation in writing to the president, the vice president or the secretary or to a meeting of the Trustees. The Trustees may remove any officer elected by them with or without cause by the vote of a majority of the Trustees then in office. Except to the extent expressly provided in a written agreement with the Trust, no Trustee, officer, or advisory board member resigning, and no officer or advisory board member removed, shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

Section 6.  Vacancies

A vacancy in any office may be filled at any time. Each successor shall hold office for the unexpired term, and in the case of the president, the vice president, the treasurer and the secretary, until his or her successor is chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.

Section 7.  Shares of Beneficial Interest

No certificates certifying the ownership of shares shall be issued except as the Trustees may otherwise authorize. In lieu of issuing certificates for shares, the Trustees or the transfer agent shall keep accounts upon the books of the Trust for the record holders of such shares, who shall be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

Section 8.  Record Date and Closing Transfer Books

The Trustees may fix in advance a time, which shall not be more than 90 days before the date of any meeting of shareholders or the date for the payment of any dividend or making of any other distribution to shareholders, as the record date for determining the shareholders having the right to notice and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any of such purposes close the transfer books for all or any part of such period.

Section 9.  Seal

The seal of the Trust shall, subject to alteration by the Trustees, consist of a flat-faced circular die with the word "Delaware," together with the name of the Trust and the year of its organization, cut or engraved thereon; but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

Section 10.  Execution of Papers

Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts and other obligations made, accepted or endorsed by the Trust shall be signed, and all transfers of securities standing in the name of the Trust shall be executed, by the president, by the vice president, secretary, treasurer or assistant secretary or treasurer or by whomsoever else shall be designated for that purpose by the vote of the Trustees and need not bear the seal of the Trust.

Section 11.  Fiscal Year

Except as from time to time otherwise provided by the Trustees, the fiscal year of the Trust shall end on December 31.

Section 12.  Amendments

These By-Laws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.

Approved:
May 19, 2003